EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CYBER MARK INTERNATIONAL CORP.

     The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, does hereby set forth, as follows:

FIRST: The name of the corporation (herein referred to as the "Corporation") is:
Cyber Mark International Corp.

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o National Corporate Research, Ltd., 9 East Loockerman Street, County of Kent, Dover, Delaware 19901. The name of the Corporation's registered agent at such address is National Corporate Research, Ltd.

THIRD: The purposes of the Corporation are to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 10,500,000 shares, of which 500,000 shares shall be Preferred Stock, par value $.001 per share, and 10,000,000 shares shall be Common Stock, par value $.0001 per share.





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A        Preferred Stock

         (1) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

         (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of the series and the powers, preferences, and rights of the shares of the series, and the qualifications, limitations, or restrictions thereof, including the following:

                  (a) The distinctive designation and number of shares comprising the series, which number may, except where otherwise provided by the Board of Directors in creating the series, be increased or decreased from time to time by action of the Board of Directors, but not below the number of shares then outstanding;

                  (b) The rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned, or cumulative, and if cumulative, from which date or dates, whether dividends shall be payable in cash, property, or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

                  (c) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of the redemption, including the date or dates


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upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

                  (d) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into the sinking fund;

                  (e) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

                  (f) Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of the conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares, or similar event;

                  (g) Whether the issuance of any additional shares of the series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences, or rights of any such other series; and

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                  (h) Any other preferences, privileges, and powers and
relative, participating, optional, or other special rights and qualifications, limitations, or restrictions of the series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

         (3) Payment of dividends shall be as follows:

                  (a) The holders of any series of Preferred Stock, in preference to the holders of the Common Stock and the holders of any junior-ranking series of Preferred Stock, shall be entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, dividends in cash, property, or rights, or in shares of the Corporation's capital stock, at the rate for such series fixed in accordance with the provisions of paragraph A(2)(b) of this Article Fourth.


                  (b) No dividend shall be paid upon, or declared or set aside for, any series of Preferred Stock with respect to any dividend period unless:

                           (i)      All dividends on all senior-ranking series
of Preferred Stock shall, for the same dividend period, and for all past dividend periods, to the extent the dividends on such senior-ranking series of Preferred Stock are cumulative, have been fully paid or declared and provided for; and


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                           (ii) At the same time, a like proportionate dividend
with respect to the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and provided for, all equally ranking series of Preferred Stock.

                  (c) As long as any shares of any series of Preferred Stock shall be outstanding, in no event shall any dividend, whether in cash, property, excluding shares of Common Stock of the Corporation, or rights, be paid upon, or declared and provided for, nor shall any distribution be made, on the outstanding shares of Common Stock, unless all dividends on all cumulative series of Preferred Stock with respect to all past dividend periods and unless all dividends on all series of Preferred Stock for the then current dividend period shall have been paid upon, or declared and provided for, and unless the Corporation shall not be in default under any of its obligations with respect to any sinking fund for any series of Preferred Stock. The foregoing provisions of this paragraph (c) shall not, however, in any way prohibit or limit the Corporation from making a dividend or other distribution of shares of Common Stock on the outstanding shares of Common Stock.

                  (d) No dividends shall be deemed to have accrued on any share of any series of Preferred Stock with respect to any period prior to the date of the original issuance of the share or the dividend payment date immediately preceding or following the date or original issue, except as may otherwise be provided in the resolution or resolutions of the Board of Directors creating such series. Accruals of dividends shall not bear interest.

         (4) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the shares of any


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series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, whether capital or surplus, but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock and the holders of any junior-ranking series of Preferred Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of such shares on such voluntary or involuntary liquidation, dissolution, or winding-up, as the case may be. If the payment shall have been made in full to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining net assets of the Corporation shall be available for distribution to the holders of the Common Stock to the extent the Board of Directors shall determine as provided for in paragraph B(2) of this Article Fourth. If, upon any such voluntary or involuntary liquidation, dissolution, or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of the Preferred Stock which (i) are entitled to a preference over the holders of the Common Stock upon such voluntary or involuntary liquidation, dissolution, or winding-up, and (ii) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such shares shall be entitled, then the assets shall be distributed among the holders of each series of the Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon the distribution if all amounts payable on or with respect to the shares were paid in full. Neither the consolidation nor merger of the Corporation, nor a reduction of the capital of the Corporation, nor the sale, lease, or conveyance of all or part of its assets, whether for cash, securities or other property, shall be deemed a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation within the meaning of the foregoing provisions.

         (5) The shares of Preferred Stock shall have no voting power or voting


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rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in the resolution or resolutions of the Board of Directors creating the series of which such shares are a part.

B        Common Stock

         (1) After the requirements with respect to preferential dividends, if any, on any series of Preferred Stock, fixed pursuant to paragraph A(2)(b) and as further provided for in paragraph A(3), both of this Article Fourth, shall have been met, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock, fixed pursuant to paragraph A(2)(d) of this Article Fourth, then, and not otherwise, the holders of Common Stock shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors.

         (2) After distribution in full of the preferential amount, if any, fixed pursuant to paragraph A(2)(e) and as further provided for in paragraph A(4), both of this Article Fourth, to be distributed to the holders of any series of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive such of the remaining assets of the Corporation of whatever kind available for distribution to the extent the Board of Directors shall determine.

         (3) Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of

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each share of such stock held by him on all matters voted upon by the stockholders.

C        Preemptive Rights

No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

FIFTH: The name and mailing address of the sole incorporator are: Andrew D. Hudders, Graubard Mollen & Miller, 600 Third Avenue, 32nd floor, New York, New York 10016.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

EIGHTH: Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the Corporation.

NINTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the


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Corporation. None of the directors need be a stockholder or a resident of the
State of Delaware.

TENTH: The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation, subject to any provision contained in the statutes.

ELEVENTH: Any action required by law or by the Certificate of Incorporation or Bylaws of the Corporation to be taken at a meeting of the stockholders of the Corporation or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting if a written consent setting forth the action so taken, shall be signed by all the stockholders entitled to vote on the action to be taken.

TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors, the chairman of the board of directors or the president of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

THIRTEENTH: At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any shareholder of the Corporation who complies with the notice procedures set forth in this Article Thirteenth. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and


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received at, the principal executive offices of the Corporation not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, or the shareholder proposing such business and any other stockholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice and by any other stockholders known by such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal and by any other stockholders known by such shareholder to be supporting such proposal.

         The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the shareholder proposal was made in accordance with the terms of this Article Thirteenth. If the presiding officer determines that a shareholder proposal was not made in accordance with the terms of this Article Thirteenth, he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.


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         This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the board of directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

FOURTEENTH: Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the board of directors, by a nominating committee or person appointed by the board of directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article Fourteenth. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided however, that if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock


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of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any rules or regulations under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Corporation's books, of the shareholder, and (ii) the class and number of shares of the Corporation's stock which are beneficially owned by the shareholder on the date of such shareholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

                  The presiding officer of the annual meting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article Fourteenth. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article Fourteenth, he or she shall so declare at the annual meeting and any such defective nomination shall be disregarded.

FIFTEENTH: Subject to, and to the fullest extent permitted by, Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, no director shall be liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Corporation; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) a transaction from which the director derived an improper personal benefit.


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SIXTEENTH: Notwithstanding anything contained in the Certificate of
Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the outstanding shares of Common Stock of the Corporation shall be required to amend or repeal Articles Eleven, Twelve, Thirteen, Fourteen and Sixteen of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

                  The undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate of Incorporation, hereby declaring, affirming, acknowledging, and certifying, under penalties of perjury, that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly has hereunto set his hand this 9th day of June, 1998.


                                             /s/ Andrew D. Hudders
                                          -----------------------------------
                                           Andrew D. Hudders, Incorporator


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